UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 8, 2005

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information included in Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 3.02	Unregistered Sale of Equity Securities.

On November 8, 2005, Blockbuster Inc. (“Blockbuster”) entered into a purchase agreement for a private offering of 150,000 shares of Series A Cumulative Convertible Perpetual Preferred Stock (the “Shares”), pursuant to which the Shares were offered and sold to the initial purchasers party thereto (the “Initial Purchasers”). The Initial Purchasers propose to resell the Shares to qualified institutional buyers pursuant to an exemption provided by Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The Shares were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The purchase agreement is filed as Exhibit 10.1 and incorporated by reference herein.

On November 15, 2005, Blockbuster completed the private offering of the Shares at an aggregate offering price of $150,000,000. The aggregate discounts and commissions to the Initial Purchasers was $4,875,000. A copy of the press release announcing the completion of the offering is attached hereto as Exhibit 99.1. The Initial Purchasers have an over-allotment option to purchase an additional 22,500 Shares. Blockbuster intends to use the net proceeds from the offering for the repayment of a portion of the outstanding borrowings under its revolving credit facility and for general corporate purposes, which may include working capital and capital expenditures.

The offering closed simultaneously with the closing of the third amendment to Blockbuster’s existing credit agreement. As the third amendment is now effective, and assuming compliance with the applicable debt covenants under the amended credit agreement in future periods, all amounts not due within the next 12 months under the amended credit agreement will be classified as long-term liabilities, as previously disclosed in Blockbuster’s filings with the Securities and Exchange Commission.

Each Share is convertible at the option of the holder at a conversion price of $5.15 per Share, subject to adjustment, which represents an initial conversion rate of approximately 194.1748 shares of Blockbuster’s class A common stock, representing a conversion premium of approximately 22 1/2% over Blockbuster’s class A common stock closing price on November 8, 2005 of $4.20 per share. On or after November 20, 2010, Blockbuster may cause the conversion rights to expire if the closing price of the shares of class A common stock exceeds 130% of the conversion price for a specified period. Upon the occurrence of a fundamental change, Blockbuster will, under certain conditions, increase the conversion rate for any Shares converted in connection with such fundamental change.

Dividends of 7 1/2% per year are payable quarterly. Dividends may be payable in cash or, if certain conditions are met, shares of class A common stock or a combination of cash and class A common stock, at Blockbuster’s option.

The certificate of designations governing the rights of the Shares is filed as Exhibit 4.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Certificate of Designations for Blockbuster Inc.’s 7 1/2% Series A Cumulative Convertible Perpetual Preferred Stock

10.1	Purchase Agreement between [ • ], [ • ] and Blockbuster Inc., dated as of November 8, 2005

99.1	Blockbuster Inc. press release, dated November 15, 2005, announcing the closing of the offering of Series A Cumulative Convertible Perpetual Preferred Stock

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: November 15, 2005	By:	/s/ Larry J. Zine
Larry J. Zine Executive Vice President, Chief Financial Officer and Chief Administrative Offer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Designations for Blockbuster Inc.’s 7 1/2% Series A Cumulative Convertible Perpetual Preferred Stock

10.1	Purchase Agreement between [ • ], [ • ] and Blockbuster Inc., dated as of November 8, 2005

99.1	Blockbuster Inc. press release, dated November 15, 2005, announcing the closing of the offering of Series A Cumulative Convertible Perpetual Preferred Stock